Peoples First National Bank & Trust Company
Fourth and Kentucky Avenue
Paducah, Kentucky 42002-2200                           Wholly owned

First Kentucky Federal Savings Bank
214 North First Street
Central City, Kentucky 42330-0110                      Wholly owned

Guaranty Federal Savings Bank
502 Madison Street
Clarksville, Tennessee 37042                           Wholly owned







































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